EXECUTION COPY

NCR CORPORATION
864 SPRING STREET NW
ATLANTA, GA 30308

April 30, 2018

Personal & Confidential

Mr. William R. Nuti
c/o NCR Corporation
864 Spring Street NW
Atlanta, GA 30308

Dear Bill,

(1)
This letter agreement (“4/30/18 Letter Agreement”) confirms that your employment with NCR Corporation (“NCR”) will end effective as of 4/30/18 (the “Separation Date”) and your departure will constitute a termination due to disability. In connection with your termination due to disability, you hereby resign, effective as of the Separation Date, from all positions you hold with NCR, including each of its subsidiaries and affiliates, and the Board of Directors of NCR, and agree to execute such documents as NCR shall reasonably request to evidence the same. At the next regular payroll date following your Separation Date, NCR will pay you for any earned but unpaid base salary. NCR will pay you accrued vacation and unreimbursed expenses in accordance with NCR policies.

(2)
Subject to you (x) signing this 4/30/18 Letter Agreement, (y) executing the release attached hereto as Exhibit A (the “Release”) following, but not later than the sixtieth day following, the Separation Date, and (z) not revoking such Release in accordance with its terms following its execution and delivery, (a) your outstanding, unvested equity awards granted prior to calendar year 2018 and set forth on Exhibit B hereto shall vest and be settled in accordance with their terms, and (b) your outstanding balance under the NCR Corporation 2011 Economic Profit Plan shall vest and shall be paid out in accordance with its terms as a Disability termination. Except as otherwise provided in this Section 2 and Section 3 of this 4/30/18 Letter Agreement, upon the termination of your employment, you shall forfeit all unvested NCR equity awards and you shall not be entitled to any other severance. Your vested options shall continue to be exercisable in accordance with their terms as provided for in the case of a disability termination. You shall retain your rights in all vested welfare (including long term disability) and pension plans and your rights to indemnification and director and officers liability insurance coverage.

(3)	NCR confirms its commitments to you pursuant to the Letter Agreement between you and NCR dated March 11, 2015 (the “3/11/15 Letter Agreement”) and further confirms that, should you

W/3098924v9

predecease your spouse, your spouse shall have the right to the coverages described in the 3/11/15 Letter Agreement on substantially the same basis (at single coverage rates) as though you did not predecease your spouse.

(4)
You acknowledge and agree that, except as provided in the immediately succeeding sentence, the following sections of the 7/29/05 Letter Agreement shall remain in effect in accordance with their terms: “Non-Competition,” “Non-Solicitation/Non-Hire,” and “Confidentiality and Non-Disclosure,” (collectively, the “Restrictive Covenants”) and “Breach of Restrictive Covenants.” Notwithstanding anything to the contrary contained in the 7/29/05 Letter Agreement, for purposes of the “Non-Competition” section of the 7/29/05 Letter Agreement, “Competing Organization” means any organization listed on Exhibit C hereto, as well as any subsidiaries of such companies that become stand-alone companies as a result of a spin-off, IPO or similar restructuring transaction.

(5)	You shall be promptly appointed as Chairman Emeritus of NCR Corporation and you may thereafter serve as such at your election.

(6)	Following the Separation Date, you agree to provide consulting services to NCR on the following terms:

(a)
Term. You shall render the Consulting Services (as defined below) to NCR, on the terms and conditions set forth in this Section 6, during the period beginning on the Separation Date and ending on the two-year anniversary of the Separation Date (the “Term”); provided, that the Term and the Consulting Services shall terminate prior to the two-year anniversary of the Separation Date (i) upon your death or physical or mental incapacity rendering you incapable of providing the Consulting Services; (ii) at the election of NCR, upon your material breach of your obligations under this Consulting Agreement; or (iii) by mutual consent of both parties.

(b)
Consulting Services. You agree that during the Term you shall assist with the transition of your duties as Chief Executive Officer of NCR to your successor, including with respect to customer and employee relations, and in all events as reasonably requested by NCR (together, the “Consulting Services”). During the Term, you will be reasonably available for the purpose of rendering (and to the extent requested shall provide), for up to fifteen hours per calendar quarter during the first year of the Term and up to ten hours per calendar quarter during the second year of the Term. The parties recognize that your expected services after the Separation Date will be less than twenty percent (20%) of your average 36-month prior month service to NCR and you will, therefor, have a separation from service (within the meaning of Internal Revenue Code Section 409A) on the Separation Date.

(c)
Consulting Fees. The Company shall pay you at the rate of $150,000 per year during the first year of the Term and at a rate of $100,000 per year during the second year of the term, in monthly installments, payable on the first business day of each month during the Term. In addition, you will be entitled to reimbursement for all reasonable, documented expenses associated with the Consulting Services requested by NCR. The Company will have no obligation to pay the consulting fee following any termination of the Consulting Services.

(d)
Independent Contractor. You understand that your relationship with NCR during the Term shall be that of an independent contractor and during the Term you shall not be considered an employee of NCR for tax purposes or for any other purposes whatsoever. You specifically understand and agree that during the Term you will not be entitled to, nor be eligible to participate in, any benefits or privileges offered or given by NCR or any of its affiliates to their respective employees as a result of the relationship established by this Section 6. You agree that during the Term you will not be an agent of NCR or any of its affiliates, and that you will have no authority, implied or actual, to act on behalf of NCR or any of its affiliates or to enter into any agreement that would bind either NCR or any of its affiliates.

(e)
Federal, State, and Local Taxes. During the Term, federal, state, and local income tax and payroll tax of any kind in respect of the consulting fees contemplated by Section 6(c) shall not be withheld or paid by NCR on your behalf. You understand that you are responsible to pay income taxes in respect of the consulting fees according to law. If you are not a corporation, you further understand that you may be liable for self-employment (social security) tax to be paid by you according to law.

(f)
Non-Assignability. You may not assign this consulting agreement without the prior written permission of NCR. Any attempt to assign any rights, duties, or obligations that arise under this consulting agreement without such permission shall be void.

(g)
Office. You shall be entitled to office space and an administrative assistant at the Company’s executive offices in New York, New York through the end of April 2019 so as to assist in your transition of your responsibilities and the providing of the Consulting Service.

(7)
Any controversy or claim arising out of or related to this 4/30/18 Letter Agreement shall be resolved by binding arbitration. The arbitration shall be pursuant to the then current rules of the American Arbitration Association and shall be held in New York City. The arbitration shall be held before a single arbitrator who is an attorney. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. Issues of arbitrability shall be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, this 4/30/18 Letter Agreement shall be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association.

(8)
Notwithstanding the preceding paragraph (7), in the event that you breach the Restrictive Covenants or Section (4) of this 4/30/18 Letter Agreement, you acknowledge that NCR will sustain irreparable injury and will not have an adequate remedy at law. As a result, in the event of such a breach NCR may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration, and in such instance shall not be required to post a bond.

(9)
The validity, interpretation, construction and performance of this 4/30/18 Letter Agreement shall in all respects be governed by the laws of Georgia, without reference to principles of conflict of law.

(10)
Except as provided in Section 6, the Company may withhold from any amount payable or benefit provided under this 4/30/18 Letter Agreement such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

(11)
This 4/30/18 Letter Agreement, the 3/11/15 Letter Agreement, the portions of the 7/29/05 Letter Agreement identified in Section 4 of this 4/30/18 Letter Agreement and the Release represent the entire agreement between the parties as to the subject matters herein and supersede all prior and contemporaneous understandings and agreements with respect thereto.

(12)
This 4/30/18 Letter Agreement may not be amended except by a writing signed by both parties. Waiver by a party of any breach of any provision of this 4/30/18 Letter Agreement by the other party shall not operate nor be construed as a waiver of any subsequent or other breach. No provision or breach of this 4/30/18 Letter Agreement may be waived except by a written instrument signed by the party waiving such provision or breach, which states that such party is waiving such provision or breach.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned parties have executed this 4/30/18 Letter Agreement, which includes a release.

NCR CORPORATION

By:	/s/Edward Gallagher
Name:	Edward Gallagher
Title:	SVP, General Counsel and Secretary

William R. Nuti

Voluntarily Agreed to and Accepted this 30th day of April 2018

/s/ William R. Nuti

W/3098924v9
[Signature Page to 4/30/18 Letter Agreement]

Exhibit A
Form of
GENERAL RELEASE

1.
In consideration of the payments and benefits to which William R. Nuti (the “Executive”) is entitled from NCR Corporation pursuant to that certain letter agreement dated April 30, 2018 (the “Letter Agreement”), the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge NCR Corporation (the “Company”) and its subsidiaries, affiliates and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance, relating to the Executive’s employment or termination thereof, which the Executive and Releasors had, now have, or may have in the future against each or any of the Releasees, including but not limited to claims based on express or implied contract or corporate policies, covenants of good faith and fair dealing, wrongful discharge, claims under any federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act and the Age Discrimination in Employment Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, including all amendments to the foregoing statutes, claims for violation of public policy, damages in tort, or claims under the common law; and claims for any other compensation or damages or attorneys’ fees, from the beginning of the world until the date hereof (the “Execution Date”).

2.
The Executive acknowledges that: (a) this entire agreement is written in a manner calculated to be understood by him and that he does understand it, that it contains a waiver of claims under the Age Discrimination in Employment Act and that it does not waive claims that may arise in the future; (b) he has been advised to consult with an attorney before executing this agreement; (c)  he is entering into it knowingly, voluntarily and with full knowledge of its significance; (d) he was given a period of twenty-one days within which to consider this agreement; and (e) to the extent he executes this agreement before the expiration of the twenty one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this agreement during a period of seven days following the Execution Date, and this agreement shall not become effective, and no money shall be paid hereunder, until after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this agreement, the Executive shall deliver to NCR, prior to the expiration of said seven-day period, a written notice of revocation, addressed to NCR’s General Counsel at 864 Spring Street NW, Atlanta GA 30308, with an electronic mail copy to edward.gallagher@ncr.com. Upon such revocation, this agreement shall be null and void and of no further force or effect.

W/3098924v9

3.
Notwithstanding anything else herein to the contrary, this Release shall not affect: the obligations of NCR set forth in the Letter Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof (including, without limitation, obligations to Executive under any stock option, stock award or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify the Executive respecting acts or omissions in connection with the Executive’s service as a director, officer or employee of the Affiliated Entities; obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; or any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible.

4.	This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Georgia, without reference to its principles of conflict of laws.

5.
It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

6.
This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to the Agreement.

[Remainder of Page Intentionally Left Blank]

A-2

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement, which includes a release.

NCR CORPORATION

By:
Name:	Edward Gallagher
Title:	SVP, General Counsel and Secretary

William R. Nuti

Voluntarily Agreed to and Accepted this day of 2018

W/3098924v9
[Signature Page to Release]

Exhibit B
Vesting of Outstanding Equity Awards

Award	Number of Shares Vesting
2016 RSU	17,822
2017 PVRSU	33,917
2015 PBRSU	229,766
2016 PBRSU	237,702
Vision 2020 RSU	669,792

W/3098924v9